Exhibit 99.1

Scripps reports first-quarter 2017 results

For immediate release
May 5, 2017

CINCINNATI - The E.W. Scripps Company (NYSE: SSP) today reported operating results for the first quarter of 2017.

For the quarter, net loss was $1.9 million or 2 cents per share. In the prior-year quarter, the net income was $4.9 million or 6 cents per share.

For the quarter, total revenue was $211 million compared to $209 million in first-quarter 2016.

Business highlights

•
The company has closed an offering of $400 million of new senior unsecured notes priced at 5.125 percent and scheduled to mature in 2025. Proceeds from the offering were used to repay the existing $391 million term loan B due in 2020, to pay related fees, and for general corporate purposes.

Since this is a refinancing, the company is not significantly increasing the total amount of debt.

•
Retransmission revenue increased 24 percent to $66 million in the first quarter. The increase was driven by the renewal at higher rates of two contracts covering 3 million subscribers during the fourth quarter of 2016.

Retransmission revenue is expected to become about 35 percent of television division revenue this year.

•	Digital revenue grew 25 percent in the first quarter, particularly driven by growth at our podcast industry-leading company Midroll.

•
Scripps is launching a new daytime television lifestyle talk show featuring country music entertainer Kellie Pickler and Emmy Award-winning New York City journalist Ben Aaron. The show is a partnership with Grammy Award-winning country music artist Faith Hill. It will launch this fall in 20 Scripps TV station markets.

•
Scripps received three prestigious Walter Cronkite Awards for Excellence in Television Political Journalism from the Norman Lear Center at University of Southern California. The awards recognized original reporting of the 2016 elections across the company’s 24 news-producing markets and at Newsy; its campaign fact-checking partnership with Politifact and including Newsy; and the work of its Denver station, KMGH, in covering a forgery scandal involving a U.S. Senate race.

Commenting on the first-quarter results, Scripps Chairman, President and CEO Rich Boehne said:

“The first quarter following a presidential election is often the lightest in the four-year cycle that drives our broadcast TV business. Nevertheless, we built advertising revenue as the quarter progressed, and now we’re on to partnering with local advertisers as they refine or recast their businesses.

“Looking ahead to the elections in 2018, we anticipate aggressively contested midterm races, with 16 for governor and 10 for U.S. Senate in Scripps markets as the Democrats mount a rousing offense to regain seats in Congress.

“In our digital division, once again Newsy has received an invitation to tell its story at the interactive advertising industry’s NewFronts. National digital advertising buyers will have the opportunity to meet the content producers and business leaders behind our fast-growing news network for the next generation. Newsy is widely distributed on all the major over-the-top services, a cable system, desktop and mobile, and it garnered 1.3 billion video views across all those platforms in 2016. Newsy made an impressive debut at this prestigious event last year. There’s more and even better to come from Newsy this year.

“Also in our digital division, podcast industry leader Midroll is making strides with owned-and-operated shows on our Stitcher podcast delivery service, including Katie Couric; The Sporkful, a show for eaters; First Day Back, a real-life show about coming back from something that changes you; the hit parenting show The Longest Shortest Time; and the chart-topper Missing Richard Simmons. Our owned-and-operated shows are part of our 300-show national advertising network but allow us to keep more of the ad revenue. Audience and revenue growth are off to a strong start this year at Midroll.”

First-quarter operating results
Revenue was essentially flat at $211 million compared to the first quarter of 2016.

Costs and expenses for segments, shared services and corporate were $195 million, up from $182 million in the year-ago period, primarily driven by higher network programming fees as well as costs in our digital businesses.

First-quarter results by segment compared to prior-period amounts were:

Television
In the first quarter of 2017, revenue from our television group was $180 million, flat compared to the prior-year quarter. Retransmission revenue increased $12.6 million, and political advertising revenue was $1 million in the first quarter of 2017, compared to $9.3 million in the first quarter of last year.

Advertising revenue broken down by category was:

•	Local, down 3.3 percent to $78 million

•	National, down 7.3 percent to $31 million

•	Political, $1 million, compared to $9.3 million in 2016

Our core local and national advertising revenue was down 4.5 percent in the first quarter.

Retransmission revenue was up 24 percent to $66.2 million.

Total segment expenses increased 5 percent to $145 million, driven by increases in programming fees tied to our network affiliation agreements.

First-quarter segment profit in the television division was $34.7 million compared to $41.7 million in the year-ago quarter.

Radio
Radio revenue was $14 million, down from $14.6 million in the 2016 quarter. Expenses were $12.4 million compared to $12.5 million in 2016.

Segment profit in the radio division was $1.6 million in the first quarter, down from $2.1 million in the 2016 quarter.

Digital
Digital revenue was $15.4 million, up 24.6 percent from the prior period. Excluding the impact of Cracked, which was acquired in the second quarter of 2016, total revenue increased 16 percent.

Expenses for the digital group were $21.5 million, an increase of $6.1 million from the prior-year period. Excluding the impact of Cracked, expenses increased about 25 percent.

Reported segment loss in the digital division was $6.2 million in the first quarter, compared to $3.1 million in the 2016 quarter.

Financial condition
On March 31, cash and cash equivalents totaled $132 million while total debt was $395 million.

From Jan. 1 through April 28, we repurchased about 110,000 shares at an average price of $21.92. In November 2016, our board of directors authorized a $100 million share repurchase program that expires at the end of 2018.

Looking ahead
Comparisons are to the same periods of 2016.

Second-quarter 2017

Television revenue        Flat
Television expense        Up mid-single digits
Radio revenue        Down mid-single digits
Radio expense        Up mid-single digits
Digital revenue        Up mid 20 percent range
Digital expense        Up less than 20 percent
Shared services and         $11 million
corporate

In addition, we now expect that interest expense will be $8 million in the second quarter, including a non-cash charge of $3 million related to the refinancing that closed in April. Full-year interest expense is expected to be approximately $23 million.

Conference call
The senior management of The E.W. Scripps Company will discuss the company’s fourth-quarter results during a telephone conference call at 9 a.m. (Eastern) today. Scripps will offer a live webcast of the conference call. To access the webcast, visit http://www.scripps.com and click on “investors” and then “investor information.” The webcast link can be found on that page under “upcoming events.”

To access the conference call by telephone, dial (800) 230-1059 (U.S.) or (612) 234-9959 (international) approximately five minutes before the start of the call. Investors and analysts will need the name of the call ("Scripps earnings call") to be granted access. Callers also will be asked to provide their name and company affiliation. The public is granted access to the conference call on a listen-only basis.

A replay line will be open from 11 a.m. Eastern time May 5 until 11:59 p.m. May 19. The domestic number to access the replay is (800) 475-6701 and the international number is (320) 365-3844. The access code for both numbers is 415042.

A replay of the conference call will be archived and available online for an extended period of time following the call. To access the audio replay, visit http://www.scripps.com approximately four hours after the call, click on "investors" then "investor information," and the link can be found on that page under “audio/video links.”

Forward-looking statements
This press release contains certain forward-looking statements related to the company's businesses that are based on management's current expectations. Forward-looking statements are subject to certain risks, trends and uncertainties, including changes in advertising demand and other economic conditions that could cause actual results to differ materially from the expectations expressed in forward-looking statements. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. The company's written policy on forward-looking statements can be found in its SEC Form 10-K. The company undertakes no obligation to publicly update any forward-looking statements to reflect events or circumstances after the date the statement is made.

About Scripps
The E.W. Scripps Company (NYSE: SSP) serves audiences and businesses through a growing portfolio of television, radio and digital media brands. Scripps is one of the nation’s largest independent TV station owners, with 33 television stations in 24 markets and a reach of nearly one in five U.S. households. It also owns 34 radio stations in eight markets. Scripps also runs an expanding collection of local and national digital journalism and information businesses, including multi-platform satire and humor brand Cracked, podcast industry leader Midroll Media and over-the-top video news service Newsy. Scripps also produces television shows including “The List” and ”The Now,” runs an award-winning investigative reporting newsroom in Washington, D.C., and serves as the long-time steward of the nation’s largest, most successful and longest-running educational program, the Scripps National Spelling Bee. Founded in 1878, Scripps has held for decades to the motto, “Give light and the people will find their own way.”

Investor contact:
Carolyn Micheli, The E.W. Scripps Company, 513-977-3732, Carolyn.micheli@scripps.com

Media contact:
Valerie Miller, The E.W. Scripps Company, 513-977-3023, Valerie.miller@scripps.com

THE E.W. SCRIPPS COMPANY
RESULTS OF OPERATIONS

	Three Months Ended March 31,
(in thousands, except per share data)	2017	2016

Operating revenues	$211,001	$209,498
Segment, shared services and corporate expenses	(194,701)	(182,200)
Acquisition and related integration costs	—	(578)
Depreciation and amortization	(14,724)	(14,411)
(Losses) gains, net on disposal of property and equipment	(87)	4
Operating expenses	(209,512)	(197,185)
Operating income	1,489	12,313
Interest expense	(4,195)	(4,579)
Defined benefit pension plan expense	(3,467)	(3,450)
Miscellaneous, net	(879)	(191)
(Loss) income from operations before income taxes	(7,052)	4,093
Benefit for income taxes	5,113	795
Net (loss) income	$(1,939)	$4,888

Net (loss) income per basic share of common stock	$(0.02)	$0.06

Weighted average basic shares outstanding	82,079	83,965
See notes to results of operations.

Notes to Results of Operations
1. SEGMENT INFORMATION
We determine our business segments based upon our management and internal reporting structures. Our reportable segments are strategic businesses that offer different products and services.
Our television segment includes 15 ABC affiliates, five NBC affiliates, two FOX affiliates and two CBS affiliates. We also have two MyTV affiliates, one CW affiliate, one independent station and four Azteca America Spanish-language affiliates. Our television stations reach approximately 18% of the nation’s television households based on audience reach. Television stations earn revenue primarily from the sale of advertising time to local, national and political advertisers and retransmission fees received from cable operators and satellite carriers.
Our radio segment consists of 34 radio stations in eight markets. We operate 28 FM stations and six AM stations. Our radio stations earn revenue primarily from the sale of advertising to local advertisers.

Our digital segment includes the digital operations of our local television and radio businesses. It also includes the operations of our national digital businesses of Midroll, a podcast industry leader, Newsy, an over-the-top ("OTT") video news service and Cracked, a multi-platform humor and satire brand. Our digital operations earn revenue primarily through the sale of advertising, marketing services and agency commissions.

Syndication and other primarily includes the syndication of news features and comics and other features for the newspaper industry.

We allocate a portion of certain corporate costs and expenses, including information technology, certain employee benefits and shared services, to our business segments. The allocations are generally amounts agreed upon by management, which may differ from an arms-length amount. Corporate assets are primarily cash and cash equivalents, restricted cash, property and equipment primarily used for corporate purposes, and deferred income taxes.

Our chief operating decision maker evaluates the operating performance of our business segments and makes decisions about the allocation of resources to our business segments using a measure called segment profit. Segment profit excludes interest, defined benefit pension plan expense, income taxes, depreciation and amortization, impairment charges, divested operating units, restructuring activities, investment results and certain other items that are included in net income (loss) determined in accordance with accounting principles generally accepted in the United States of America.

Information regarding the operating results of our business segments is as follows:

	Three Months Ended March 31,
(in thousands)	2017	2016	Change

Segment operating revenues:
Television	$179,798	$179,904	(0.1)%
Radio	13,996	14,603	(4.2)%
Digital	15,357	12,326	24.6%
Syndication and other	1,850	2,665	(30.6)%
Total operating revenues	$211,001	$209,498	0.7%

Segment profit (loss):
Television	$34,715	$41,687	(16.7)%
Radio	1,608	2,143	(25.0)%
Digital	(6,177)	(3,133)	97.2%
Syndication and other	318	893	(64.4)%
Shared services and corporate	(14,164)	(14,292)	(0.9)%
Acquisition and related integration costs	—	(578)
Depreciation and amortization	(14,724)	(14,411)
(Losses) gains, net on disposal of property and equipment	(87)	4
Interest expense	(4,195)	(4,579)
Defined benefit pension plans	(3,467)	(3,450)
Miscellaneous, net	(879)	(191)
(Loss) income from operations before income taxes	$(7,052)	$4,093

Operating results for our television segment were as follows:

	Three Months Ended March 31,
(in thousands)	2017	2016	Change

Segment operating revenues:
Local	$77,571	$80,257	(3.3)%
National	31,016	33,445	(7.3)%
Political	1,041	9,260
Retransmission	66,211	53,614	23.5%
Other	3,959	3,328	19.0%
Total operating revenues	179,798	179,904	(0.1)%
Segment costs and expenses:
Employee compensation and benefits	66,887	65,767	1.7%
Programs and program licenses	45,148	39,479	14.4%
Other expenses	33,048	32,971	0.2%
Total costs and expenses	145,083	138,217	5.0%
Segment profit	$34,715	$41,687	(16.7)%
Operating results for our radio segment were as follows:

	Three Months Ended March 31,
(in thousands)	2017	2016	Change

Segment operating revenues:
Advertising	$13,460	$14,122	(4.7)%
Other	536	481	11.4%
Total operating revenues	13,996	14,603	(4.2)%
Segment costs and expenses:
Employee compensation and benefits	7,378	7,291	1.2%
Programs	1,223	1,089	12.3%
Other expenses	3,787	4,080	(7.2)%
Total costs and expenses	12,388	12,460	(0.6)%
Segment profit	$1,608	$2,143	(25.0)%
Operating results for our digital segment were as follows:

	Three Months Ended March 31,
(in thousands)	2017	2016	Change

Total operating revenues	$15,357	$12,326	24.6%
Segment costs and expenses:
Employee compensation and benefits	13,312	9,877	34.8%
Other expenses	8,222	5,582	47.3%
Total costs and expenses	21,534	15,459	39.3%
Segment loss	$(6,177)	$(3,133)	97.2%

2. CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)	As of March 31, 2017	As of December 31, 2016

ASSETS
Current assets:
Cash and cash equivalents	$132,268	$134,352
Other current assets	209,531	211,543
Total current assets	341,799	345,895
Investments	14,499	14,221
Property and equipment	256,070	260,731
Goodwill	616,780	616,780
Other intangible assets	462,161	467,896
Deferred income taxes	9,575	9,075
Miscellaneous	13,379	13,775
TOTAL ASSETS	$1,714,263	$1,728,373

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$30,518	$26,670
Customer deposits and unearned revenue	6,292	7,122
Current portion of long-term debt	2,656	6,571
Accrued expenses and other current liabilities	51,455	63,768
Total current liabilities	90,921	104,131
Long-term debt (less current portion)	389,719	386,614
Other liabilities (less current portion)	286,169	291,693
Total equity	947,454	945,935
TOTAL LIABILITIES AND EQUITY	$1,714,263	$1,728,373

3. EARNINGS PER SHARE (“EPS”)

Unvested awards of share-based payments with rights to receive dividends or dividend equivalents, such as our RSUs, are considered participating securities for purposes of calculating EPS. Under the two-class method, we allocate a portion of net income to these participating securities and therefore exclude that income from the calculation of EPS for common stock. We do not allocate losses to the participating securities.

The following table presents information about basic and diluted weighted-average shares outstanding:

	Three Months Ended March 31,
(in thousands)	2017	2016

Numerator (for basic and diluted earnings per share)
Net (loss) income	$(1,939)	$4,888
Less income allocated to RSUs	—	(53)
Numerator for basic and diluted earnings per share	$(1,939)	$4,835
Denominator
Basic weighted-average shares outstanding	82,079	83,965
Effective of dilutive securities:
Stock options held by employees and directors	—	260
Diluted weighted-average shares outstanding	82,079	84,225